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                                                                    EXHIBIT 23-1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
CKE Restaurants, Inc. and Subsidiaries

We consent to incorporation by reference in the Registration Statements (Nos. 33-56313 and 33-55337) on Forms S-8 of CKE Restaurants, Inc. and Subsidiaries of our report dated March 19, 1996, relating to the consolidated balance sheets of CKE Restaurants, Inc. and Subsidiaries as of January 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1996, which report appears in the January 31, 1996 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.

KPMG Peat Marwick LLP

Orange County, California
April 17, 1996